SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): January 5, 2005


                                West Marine, Inc.

                 ----------------------------------------------

             (Exact name of registrant as specified in its charter)



      Delaware                      0-22512                   77-0355502
   -----------------              -------------           ------------------
   (State or other                (Commission              (I.R.S. Employer
    jurisdiction of                File Number)             Identification No.)
    incorporation)



              500 Westridge Drive                     95076
              Watsonville, California
         --------------------------------           ------------
     (Address of principal executive offices)        (Zip Code)



                                 (831) 728-2700
                             -----------------------
              (Registrant's telephone number, including area code)






Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the
    Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.     Results of Operations and Financial Condition.

On January 5, 2004, West Marine, Inc. announced its net sales for the five-week period ended January 1, 2005, for the 13-week period (fourth quarter) ended January 1, 2005 and for the 52-week period ended January 1, 2005. A copy of this press release is attached hereto as Exhibit 99.1

Item 9.01.        Financial Statements and Exhibits.

                  (a) Not Applicable.

                  (b) Not Applicable.

                  (c) Exhibits:

                  99.1   Press Release dated January 5, 2005
                         (furnished pursuant to Item 2.02 of Form 8-K)

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      WEST MARINE, INC.





Date:  January 6, 2005                By:  /s/ Eric Nelson
                                      --------------------------------------
                                      Eric Nelson
                                      Senior Vice President and
                                      Chief Financial Officer

                                                                  Exhibit 99.1



Contacts:  West Marine, Inc.
Eric Nelson, Senior Vice-President and Chief Financial Officer
(831) 761-4489
Russell Solt, Director of Investor Relations
(831) 761-4229


                     WEST MARINE REPORTS DECEMBER 2004 SALES

WATSONVILLE, CA, January 5, 2005 - West Marine, Inc. (Nasdaq: WMAR) today reported that net sales for the five weeks ended January 1, 2005 were $45.7 million, a 14.0% decrease compared to net sales of $53.1 million for the six-week period a year ago. Comparable store net sales for the five weeks ended January 1, 2005 decreased 5.3% compared to the similar five-week period a year ago.

Net sales for the thirteen weeks ended January 1, 2005 were $117.5 million, a decrease of 5.5% from net sales of $124.3 million for the fourteen-week period a year ago. Comparable store net sales for the latest quarter decreased 3.3 % compared to the similar thirteen-week period a year ago.

Net sales for the fifty-two weeks ended January 1, 2005 were $682.4 million, an increase of 3.3% from net sales of $660.3 million for the fifty-three week period ended January 3, 2004. Comparable store net sales for the year increased 0.3% compared to the similar fifty-two week period for the prior year.

Eric Nelson, CFO of West Marine, said, "Sales for December were softer than we anticipated, especially in our Northeast region. However, because December gross margins were better than expected, we are on target to reach the low- to midpoint of our 2004 earnings guidance of $1.25 to $1.28 per share, which represents a significant increase over earnings of $0.99 per share last year.
We also remain comfortable with our previous earnings guidance for 2005, ranging from $1.49 to $1.53 per share."

West Marine, Inc. is the nation's largest specialty retailer of boating supplies, with 375 stores in 38 states, Canada and Puerto Rico, and more than $680 million in annual sales. The Company's successful catalog and Internet channels offer customers approximately 50,000 products - far more than any competitor - and the convenience of being able to exchange catalog and Internet purchases at its retail stores. The Company's Port Supply division is the country's largest wholesale distributor of marine equipment serving boat manufacturers, marine services, commercial vessel operators and government agencies.

Special Note Regarding Forward-Looking Statements


This press release includes "forward-looking statements" within the meaning of
Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include, among other things, statements that relate to West Marine's future plans, expectations, objectives, performance, and similar projections, as well as facts and assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors. Risks and uncertainties include the Company's ability to increase sales at its existing stores and expand through the opening of new stores, competitive pricing pressures, inventory management and shrink issues, the market share erosion faced by the Company's Direct Sales division as West Marine and its competitors open new stores, weather-related issues, the level of consumer spending on recreational water sports and boating supplies, fluctuations in fuel prices and other risk factors described from time to time in West Marine's filings with the Securities and Exchange Commission, including West Marine's quarterly report on Form 10-Q for the period ended October 2, 2004. West Marine assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.